Citigroup’s authorized common stock consists of 15 billion shares, each with a par value of $0.01 per share.

Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by Citigroup’s shareholders.  Except as otherwise provided by law, the holders of shares of common stock vote as one class.  Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared on the common stock by the board of directors.

Upon voluntary or involuntary liquidation, dissolution or winding up of Citigroup, the holders of the common stock share ratably in the assets remaining and available for distribution after payments to creditors and provision for any preference of any preferred stock.  There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to the common stock.  All of the outstanding shares of common stock are fully paid and non-assessable.  The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.  The common stock is listed on the New York Stock Exchange under the symbol “C”.  The common stock is also listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores) and the Tokyo Stock Exchange (Tokyo Shoken Torihikisho).

Business Combinations:  The certificate of incorporation generally requires the affirmative vote of not less than a majority of the votes cast affirmatively and negatively by the holders of the then outstanding shares of voting stock, voting together as a single class, to approve any merger or other business combination between Citigroup (or any major subsidiary of Citigroup, as defined) and any interested stockholder, unless (1) the transaction has been approved by a majority of the continuing directors of Citigroup or (2) minimum price, form of consideration and procedural requirements are satisfied.  As defined in the certificate of incorporation, an “interested stockholder” generally means a person who owns (or has announced a plan or intention to own) at least 25% of the voting stock of Citigroup, and a “continuing director” generally means a director who is not related to an interested stockholder and who held that position before an interested stockholder became an interested stockholder.

Amendments to the Certificate of Incorporation and By-Laws:  The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares entitled to vote thereon is required to amend the provisions of the certificate of incorporation relating to the issuance and terms of preferred stock or common stock.  Amendments of provisions of the certificate of incorporation relating to business combinations generally require a vote of the holders of not less than a majority of the voting power of the outstanding shares of voting stock entitled to vote thereon, voting together as a class. The board of directors may alter or amend the by-laws upon the affirmative vote of at least two-thirds of the entire board of directors. The affirmative vote of the holders of not less than a majority of the voting power of the outstanding shares entitled to vote thereon is required to amend the provisions of the certificate of incorporation pertaining to the power of the board of directors to alter or amend the by-laws.